The Lincoln National Life Insurance Company

INDEXED ACCOUNTS RIDER

DUAL PERFORMANCE TRIGGER RATE INDEXED ACCOUNTS WITH

PROTECTION LEVEL

Contract Number: XX-123456

Rider Date: December 20, 2025

Owner(s): Abraham Lincoln

This Rider establishes a point-to-point Dual Performance Trigger indexed crediting strategy with Protection Level for the Contract to which it is added. The provisions of this Rider are effective when a new Segment is established upon an initial allocation to or when a reallocation is made to a Dual Performance Trigger Rate Indexed Account with Protection Level.

This Rider is made a part of the entire Contract to which it is attached and is effective on the Rider Date shown above. Except as stated in this Rider, it is subject to all provisions contained in the Contract. In case of any conflict between the provisions of the Contract and this Rider, the provisions of this Rider will control.

If another Indexed Accounts Rider is attached to the Contract, the provisions of that Indexed Accounts Rider shall govern the rules of the Segments established upon an allocation to or when a reallocation is made to an Indexed Account available under that Rider.

ALL CONTRACT VALUES PROVIDED BY THIS RIDER MAY INCREASE OR DECREASE IN VALUE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

DEFINITIONS

All definitions found in the Contract are incorporated by reference and have the same meaning as they do in the Contract, including other riders, endorsements, or amendments.

Dual Performance Trigger Rate Indexed Account with Protection Level is an account that We establish, subject to the terms of this Rider. Each Dual Performance Trigger Rate Indexed Account with Protection Level is established with an associated Index, Protection Level and a Term.

Dual Performance Trigger Rate is the percentage We will use to determine the Performance Rate when the Percentage Change in the Index Value on the End Date equals zero, is positive or negative. The Dual Performance Trigger Rate used during the Term is declared prior to the Start Date of each Segment and it may differ from the Dual Performance Trigger Rates used for other Segments.

The Dual Performance Trigger Rate may reset at the end of a Valuation Date during a Term as described in the INTERIM VALUE LOCK AND RESET provision of this Rider.

Monthly Anniversary is the same calendar day of each succeeding month as the Contract Date following the Contract Date. If the day is not a Valuation Date, We will use the first Valuation Date following such calendar day.

Reset Date is the most recent Valuation Date that the Segment was reset as described in the INTERIM VALUE LOCK AND RESET provision of this Rider.

Segment(s) is a specific Indexed Account option established for the Owner under the Contract. A new Segment of a Dual Performance Trigger Rate Indexed Account with Protection Level is established upon an initial allocation or when a reallocation is made to that Dual Performance Trigger Rate Indexed Account with Protection Level. Each Segment in a particular Dual Performance Trigger Rate Indexed Account with Protection Level has a specific Start Date, End Date, Crediting Base, Dual Performance Trigger Rate and Performance Rate.

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INTERIM VALUE

The Interim Value is the value that We establish for each Segment of a Dual Performance Trigger Rate Indexed Account with Protection Level on any Valuation Date following the Start Date and prior to the End Date of the Segment.

The Interim Value of a Segment is equal to the sum of (1) and (2), where:

(1)	is the value of the Fixed Income Asset Proxy of a Segment on the Valuation Date the Interim Value is calculated. It is determined for a Segment:

During the first 6 Contract Years as: C x [ 1 / (1 + F)D x (1 + F)E / (1 + G)E ]; and

After the first 6 Contract Years as: C x [ 1 / (1 + F)D x (1 + F)D / (1 + G)D]

where:

C	is the Crediting Base of the Segment on the Valuation Date of the calculation.

D	is the total calendar days remaining in the Term divided by the average number of days per Contract Year of the Term. The average number of days per Contract Year is total calendar days in the Term divided by total Contract Years in the Term.

If an Election to lock and reset a Segment is exercised during the Term, D is the total calendar days remaining in the Term divided by the average number of days per Contract Year of the Term remaining on the Reset Date.

The average number of days per Contract Year is the total calendar days remaining in the Term on the Reset Date divided by the fractional number of Contract Years remaining in the Term on the Reset Date.

The fractional number of Contract Years remaining is calculated as the total Contract Years in the Term multiplied by the total calendar days remaining in the Term on the Reset Date divided by the total calendar days in the Term.

E	is the total calendar days remaining in the initial 6 Contract Years divided by the average number of days per Contract Year of the initial 6 Contract Years. The average number of days per Contract Year is the total calendar days in the initial 6 Contract Years divided by 6.

F	is the Discount Rate that applies to the Segment on the Start Date of the Segment.

If an Election to lock and reset a Segment is exercised during the Term, F is the Discount Rate that applies to the Segment on the Reset Date.

G	is the Discount Rate that applies to the Segment on the Valuation Date.

(2)	is the market value of the Derivative Asset Proxy, determined solely by Us, on the Valuation Date of the calculation. The Derivative Asset Proxy is equal to (A), minus (B), where:

A	is the dual structure: This represents the market value of receiving a maturity amount equal to the Dual Performance Trigger Rate at the end of the Indexed Term independent of the underlying Index returns.

B	is the out-of-the-money put option: This represents the market value of the potential to receive an amount equal to the excess loss beyond the Protection Level.

The Fixed Income Asset Proxy is a hypothetical fixed income asset with a value that is consistent with the market value of hypothetical assets supporting the Segment.

The Derivative Asset Proxy is determined assuming a package of derivative assets and/or other financial instruments, determined solely by Us, that replicates the Performance Rate on the End Date of the Segment. The value of the package of derivative assets and/or other financial instruments is determined on any Valuation Date that the Interim Value is calculated for a Segment using standard option pricing methods. The dual structure is valued as a zero-coupon bond.

The Discount Rate will apply on a uniform basis for a class of Owners in the same Segment and will be administered in a uniform and non-discriminatory manner. The Discount Rate is determined using market observable yield(s), spread(s), and interest rates(s) to represent the financial instruments supporting the Segment.

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INTERIM VALUE LOCK AND RESET

The Owner may elect to lock the Interim Value of a Segment of a Dual Performance Trigger Rate Indexed Account with Protection Level by providing Notice to Us. We will reset the locked Segment as described in this provision unless the Owner provides Notice to Us to defer the reset of that locked Segment.

An Election to exercise to lock the Interim Value of a Segment is irrevocable and may be made once during the Contract Year on any Valuation Date of a Term except the Start Date, the End Date, or an Indexed Anniversary Date for that Segment. We will process the Interim Value lock at the end of the Valuation Date We receive the Owner’s Election to exercise the lock.

A Segment’s Ending Value will be calculated on the Indexed Anniversary Date that coincides with its End Date.

On the Monthly Anniversary immediately after the Owner’s Election to exercise to lock the Interim Value, if such date is not the End Date and the Owner did not defer the reset of the locked Segment, We will:

(a)	reset the Segment’s Crediting Base to its locked Interim Value, reduced by the dollar amount of any applicable Withdrawals, Advisory Fee Withdrawals, Surrender Charges, Taxes, Rider fees and charges; and

(b)	restart the calculation of the Segment’s Interim Value; and

(c)	reset the Dual Performance Trigger Rate to a Dual Performance Trigger Rate We declare for the remainder of the Term, subject to the Minimum rate on the Reset Date of a Locked Segment, as shown on the Indexed Accounts Specifications.

DEFERRAL OF THE INTERIM VALUE LOCK AND RESET. After the Interim Value lock is exercised, the Owner may irrevocably defer the reset of the locked Segment to the next Indexed Anniversary Date by providing Notice to Us no later than the Monthly Anniversary immediately after the Election of the lock.

We will reset the Segment’s Crediting Base and Dual Performance Trigger Rate and restart the calculation of the Segment’s Interim Value, as described in this provision, on that Indexed Anniversary Date. If the Indexed Anniversary Date coincides with the End Date of the locked Segment, We will not restart the calculation of the Segment’s Interim Value and the Segment’s Ending Value will be equal to its locked Interim Value, adjusted by the dollar amount of any applicable Withdrawals, Advisory Fee Withdrawals, Surrender Charges, Taxes, Rider fees and charges.

SEGMENT VALUE

SEGMENT ENDING VALUE. On the End Date, the Segment Ending Value of a Segment of a Dual Performance Trigger Rate Indexed Account with Protection Level is the amount equal to the sum of (A) and ((A) multiplied by (B)), where:

A	is the Crediting Base on the End Date; and

B	is the Performance Rate on the End Date.

CREDITING BASE DURING THE TERM. The Crediting Base on the Start Date of a Segment is equal to the initial amount allocated or reallocated to the Segment. Thereafter, at the end of each Valuation Date during the Term, the Crediting Base is adjusted proportionately by the amount that a Withdrawal, which includes any applicable Withdrawals, Advisory Fee Withdrawals, Surrender Charges, Taxes, Rider fees and charges, adjusted the Segment’s Interim Value immediately prior to the Withdrawal.

When the Interim Value lock as described in the INTERIM VALUE LOCK AND RESET provision of this Rider is elected:

(a)	the Segment’s Crediting Base on the Reset Date, is equal to its locked Interim Value, reduced by the dollar amount of any applicable Withdrawals, Advisory Fee Withdrawals, Surrender Charges, Taxes, Rider fees and charges; and

(b)	if the Monthly Anniversary immediately after the Election of this Interim Value lock coincides with its End Date or the End Date is prior to that Monthly Anniversary, then the Segment’s Ending Value is equal to its locked Interim Value, reduced by the dollar amount of any applicable Withdrawals, Advisory Fee Withdrawals, Surrender Charges, Taxes, Rider fees and charges.

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DETERMINING THE PERFORMANCE RATE ON THE END DATE. The Performance Rate on the End Date is the specific Percentage Change in the Index Value between two points in time during a Term, adjusted by the Protection Level and the Dual Performance Trigger Rate.

The Performance Rate is not calculated on the End Date when:

(a)	the reset of a locked Segment is deferred to the Indexed Anniversary Date that coincides with the End Date of the locked Segment; or

(b)	the Monthly Anniversary immediately after the Election of the Interim Value lock coincides with the End Date of the locked Segment or the End Date is prior to that Monthly Anniversary.

Instead, the Segment’s Ending Value will be equal to its locked Interim Value, reduced by the dollar amount of any applicable Withdrawals, Advisory Fee Withdrawals, Surrender Charges, Taxes, Rider fees and charges.

If an Election to lock and reset a Segment is not exercised during its Term, the Percentage Change in the Index Value equals the percentage increase or decrease in the Index Value calculated by (A) divided by (B), where:

A	is the Index Value on the End Date minus the Index Value on the Start Date; and

B	is the Index Value on the Start Date.

If an Election to lock and reset a Segment is exercised during its Term, the Percentage Change in the Index Value equals the percentage increase or decrease in the Index Value calculated by (A) divided by (B), where:

A	is the Index Value on the End Date minus the Index Value on the Reset Date; and

B	is the Index Value on the Reset Date.

The Performance Rate on the End Date, when the Percentage Change in the Index Value on the End Date is:

(a)	zero, is equal to the Dual Performance Trigger Rate.

(b)	positive, is equal to the Dual Performance Trigger Rate.

(c)	negative and the absolute value of the Percentage Change in the Index Value is less than or equal to the absolute value of the Protection Level, is equal to the Dual Performance Trigger Rate.

(d)	negative and the absolute value of the Percentage Change in the Index Value is greater than the absolute value of the Protection Level, is equal to the sum of the Percentage Change in the Index Value on the End Date, the Dual Performance Trigger Rate, and the absolute value of the Protection Level.

Absolute value means the magnitude of the number without regard to its mathematical sign. Examples of absolute values are the absolute value of −10 is 10 or the absolute value of 4 is 4.

RIDER CHARGE

There is no charge for this Rider.

STATEMENTS

Prior to the Annuity Commencement Date under the Contract, at least once each Calendar Year, We will furnish a statement to the Owner with the information shown in the STATEMENTS provision in the Contract.

TERMINATION OF THIS RIDER

This Rider will terminate on the earliest of the following event to occur:

(a)	the Annuity Commencement Date; or

(b)	the date the Contract to which this Rider is attached terminates.

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